EXHIBIT 10.37

Patricia A. Barnard

Executive Vice President—Human Resources

November 2, 2001

Mr. John Lundgren

Fort James Corporation

European Headquarters

33 Cavendish Square, 5th Floor

London W1G OFJ

United Kingdom

Dear Mr. Lundgren:

This will confirm and formalize our revised offer of employment with Georgia-Pacific Corporation. The specific terms and conditions of this offer are as follows:

•	Position. We have offered you the position of President—European Consumer Products, reporting to Lee M. Thomas, Executive Vice President—Consumer Products. The effective date of your employment with Georgia-Pacific in this position will be January 1, 2001.

•	Compensation. This position has been rated a paygrade 44, and your initial base salary will be $41,667/month, which is an annual equivalent of $500,000. In lieu of participation in any Georgia-Pacific annual bonus program, you will be entitled to an annual bonus for 2001, 2002 and 2003 of $537,192, assuming, of course, you remain with the Company for the full calendar year in each case. Thereafter, you will be eligible for an annual bonus under the bonus program then in effect for similarly situated officers of Georgia-Pacific. In addition, effective January 1, 2001, you were eligible for a grant of stock options and performance shares under the terms of the Georgia-Pacific Corporation—Georgia-Pacific Group Long-Term Incentive Plan (“LTIP”). The number of shares granted under the LTIP for 2001 are based on your paygrade and were determined by the Compensation Committee of the Board of Directors in January, 2001. You received a grant of 26,300 nonqualified stock options and 13,300 performance shares under the LTIP for 2001. The terms and conditions of the LTIP,

Mr. John Lundgren

November 2, 2001

including the LTIP’s vesting requirements, are spelled out in the plan documents, and to the extent anything in this letter differs from those documents, the plan itself controls. You already should have received an award agreement detailing the terms and conditions of the LTIP.

•	Benefits. Effective the first day of the month following the effective date of your employment with Georgia-Pacific, you were eligible for the same retirement and health and welfare benefits as are provided to similarly situated salaried employees of Georgia-Pacific from time to time, including but not limited to, health, executive life, personal accident, pension and 401(k) benefits, pursuant to the terms and conditions of such plans. As a Georgia-Pacific employee you will also be eligible for severance benefits under the terms of the Georgia-Pacific Corporation-Fort James Transition Severance Plan for Salaried Employees in the unlikely event you accept this offer and subsequently suffer a covered employment loss as a result of the combination of the Georgia-Pacific and Fort James businesses, or you will be eligible for severance benefits under the terms and conditions of the Georgia-Pacific Corporation 1999 Severance Pay Plan for Salaried Employees for certain other covered employment losses. To the extent that anything in this letter differs from the terms and conditions detailed in Georgia-Pacific’s various benefit plans, the plans themselves will control. Accordingly, I would urge you to review the summary plan descriptions which will be provided to you and which are available on the Georgia-Pacific intranet.

•	Foreign Assignment Differentials. Your current international allowances and tax equalization will remain in effect until further notice. However, you should be aware that Georgia-Pacific’s International Assignment Guidelines and Tax Equalization Policy are currently under review, and your international allowances, tax equalization and other terms of your international assignment—just as those of our other current expatriates—may be subject to modification as a result of that review.

•	Supplemental Retirement Benefits. In addition to benefits under Georgia-Pacific’s qualified retirement plans, you will also be provided an Officer Retirement Agreement, which provides supplemental retirement benefits. Briefly, your Officer Retirement Agreement will provide a monthly benefit for your life commencing at age 65 equal to 50% of your average monthly cash compensation for the last 48 full calendar months of your employment with Georgia-Pacific reduced by the “annuity equivalent” (as defined in the agreement) of your benefit entitlements under any other retirement plans sponsored by Georgia-Pacific.

•	Perquisites. You will be eligible for the same perquisites as other elected officers of Georgia-Pacific Corporation, as set forth on the attached schedule.

•	Employment Policies. As a Georgia-Pacific officer you will be subject to the same employment policies as other corporate officers, including our Code of Business Conduct, our requirement that you sign our normal confidential information and invention agreement, and our policy of “at will” employment. Your employment can be terminated at any time

Mr. John Lundgren

November 2, 2001

and for any reason not prohibited by law, either at your option or at the option of the company. Similarly, as a matter of policy, Georgia-Pacific reserves the right to make changes in the terms and conditions of employment of all its regular salaried employees, including all of its officers. Nothing in this letter or any discussions concerning your employment should be construed as contractually limiting that right or as guaranteeing your employment or compensation for any specified period of time.

•	Signing Bonus. Once you have accepted this offer, you will be entitled to a signing bonus of $1,481,538. This sum, less applicable tax withholding, will be paid as soon as practicable after your return of an executed copy of this letter agreement, but no later than November 30, 2001.

•	Retention Bonus. To incent you to remain with Georgia-Pacific or an affiliate, as applicable, you will be eligible for a retention payment of $1,481,538. This sum, less applicable tax withholding will be paid on or about January 2, 2002, assuming you remain with the company or one of its affiliates through that date. We will also make this payment in the unlikely event the company (or an affiliate, as applicable) terminates your employment for reasons other than “Cause” prior to that time. If you resign for any reason or your employment is terminated for “Cause,” you will forfeit this retention bonus. For purposes of this section, “Cause” includes unacceptable conduct such as theft, dishonesty, insubordination, deliberate destruction of company property, violation of company policy (including, but not limited to, violation of the Code of Business Conduct), disclosure of trade secrets or other confidential information, absence without leave, and similar offenses.

•	Release of Employment Agreement. This offer is contingent on your release of any and all rights you may have under your Employment Agreement with Fort James Corporation dated January 1, 2000, and amended July 13, 2000. In consideration for this offer of employment and by your acceptance of it, as evidenced by your signature below, you agree upon receipt of both the signing and retention bonuses to waive any and all rights under that Employment Agreement, including but not limited to any claim for guaranteed employment for any specified period of time, any claim to any guaranteed job, pay or status, any claim for termination pay upon your resignation (regardless of reason), and any claim for severance benefits upon termination for reasons other than cause (except as may be provided under the terms and conditions of any applicable Georgia-Pacific severance plan for salaried employees). By your acceptance of this offer and your receipt of the signing and retention bonuses, you further agree that your Employment Agreement with Fort James is canceled and has no further force or effect.

•	Nonexclusivity of Rights. Nothing in this letter agreement shall limit your continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Georgia-Pacific and for which you may qualify under the terms and conditions of the applicable plan or program. Vested or accrued benefits which you are otherwise entitled to receive under any plan or program of Fort James, including but not limited to your 2000

Mr. John Lundgren

November 2, 2001

guaranteed bonus and any stock options, performance or restricted shares, restricted stock (phantom) units which vested upon the change in control of Fort James Corporation, shall be payable in accordance with the terms and conditions of such plan or program.

•	Change of Control. You have also been provided a Change of Control Agreement effective as of January 1, 2001 (“Agreement”), which provides benefits in the event of a change of control of Georgia-Pacific Corporation. In the event of the sale of all or substantially all of Georgia-Pacific’s European assets, Georgia-Pacific shall use commercially reasonable efforts to get the buyer of such assets to assume all of the obligations and liabilities under the Agreement as if there had been a Change of Control (as defined in the Agreement). Should the buyer refuse to assume the Agreement, Georgia-Pacific will at its discretion, pay the benefits as described in the Agreement or provide a comparable position as defined in the Agreement.

•	Noncompetition. In consideration for the signing bonus detailed above and your employment with Georgia-Pacific, and as evidenced by your signature below, you agree that during the twelve-month period following cessation of your employment for any reason, you:

— will not (within the geographic territory identified in Exhibit “A”) perform activities in competition with Georgia-Pacific of the type you performed for Georgia-Pacific for any entity that competes with Georgia-Pacific;

— will not (within the geographic territory identified in Exhibit “A”) perform activities of the type which in the ordinary course of business would involve the utilization of confidential information or trade secrets of Georgia-Pacific.

— will not directly or indirectly solicit any business of Georgia-Pacific or any of its affiliates from any customer or supplier of Georgia-Pacific with whom you had material contact (including both your personal contact or your supervision of anyone with such contact) during your last year of employment; and

— will not directly or indirectly solicit any employee of Georgia-Pacific to terminate his or her employment.

By your signature below, you acknowledge that in the event you fail to comply with these nonsolicitation and noncompetition obligations, Georgia-Pacific and/or its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages. You further agree that Georgia-Pacific will be entitled to injunctive relief against any breach or prospective breach of these obligations in any court of competent jurisdiction, and you agree to submit to the jurisdiction of such court for the purpose of any proceedings instituted to obtain such relief.

•	Applicable Law. To the extent not preempted by ERISA or other federal law, this letter agreement shall be governed by and construed in accordance with the laws of the state of Georgia, without regard to its conflict of laws rules.

•	Severability. The provisions of this letter agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of

Mr. John Lundgren

November 2, 2001

the other provisions hereof. To the extent that any of the obligations contained in this agreement are deemed unreasonable or overbroad in any judicial proceeding, the parties agree that the court may modify and enforce any provision to the extent deemed reasonable by the court.

•	Entire Agreement. By your signature below, you affirm that this letter agreement constitutes the entire agreement between you and Georgia-Pacific and supersedes all prior agreements, understanding and arrangements, whether oral or written, with respect to the matters herein.

By your signature below, you indicate your acceptance of this offer of employment and all its terms and conditions. I ask that you please return your signed letter agreement to me as soon as practicable.

I look forward to working with you at Georgia-Pacific.

Sincerely,

/S/ PATRICIA A. BARNARD
Patricia A. Barnard

SO AGREED:

/S/ JOHN LUNDGREN
John Lundgren

November 12, 2001
Date

LBR/jm 327337

Attachments

cc:	Lee M. Thomas

James H. Chaney

EXHIBIT “A”—DEFINITION OF TERRITORY

John Lundgren and Georgia-Pacific Corporation agree that the geographic scope of the noncompetition/nonsolicitation covenant set forth in the accompanying letter agreement is as follows:

The Canary Islands

Ireland

United Kingdom

Spain

France

Germany

Belgium

Finland

Russia

Italy

Greece

Turkey

The Netherlands

Executed this 12th day of November, 2001.

    /S/  JOHN LUNDGREN

Employee

Georgia-Pacific Corporation

By:	/s/ PATRICIA A. BARNARD
Patricia A. Barnard
Title:	EVP-Human Resources